  Registration Statement No. 333-226421
Dated October 1, 2018; Rule 433
Page 1 Fixed Rate Eligible Liabilities Senior Notes due February 2021 Eligible Liabilities Senior Notes, Series D IMAGE OMITTED Terms and Conditions Monday, October 1, 2018 Final Terms of the Notes Issuer : Deutsche Bank AG New York Branch Issuer’s Long-term Senior Non-Preferred Unsecured Rating : Baa3 (Moody’s); BBB-, Stable (S&P); BBB+, Negative (Fitch) Form of Debt : Eligible Liabilities Senior Notes (Senior non-preferred) Nominal Amount : USD 1,000,000,000 Trade Date : 1 October 2018 Issue Date : 4 October 2018 Maturity Date : 4 February 2021 Coupon : 4.25% Spread to Benchmark : 148 bps Benchmark : UST 2.75% September 2020 Reoffer Price : 99.897% Reoffer Yield : 4.299% Fees : 0.15% Day Count Basis : 30/360, unadjusted following Payment Dates : Semi-annual in arrears, payable 4 February and 4 August each year, commencing 4 February 2019 Early Redemption : None Redemption : 100.00% Business Days : New York and TARGET2 Listing : None Denominations : Minimum denominations of USD 150,000 and integral multiples of USD 1,000 in excess thereof ISIN : 25160PAC14 CUSIP : 25160PAC1 Lead Manager : Deutsche Bank Securities Inc. Co-managers : Academy Securities, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BBVA Securities Inc., Citigroup Global Markets Inc., Citizens Capital Markets, Inc., Credit Suisse Securities (USA) LLC, Drexel Hamilton, LLC, The Huntington Investment Company, Mischler Financial Group, Inc., RBC Capital Markets, LLC, Regions Securities LLC, Santander Investment Securities Inc., Scotia Capital (USA) Inc., TD Securities (USA) LLC Settlement : DTC and Euroclear/Clearstream Calculation Agent : Deutsche Bank AG, London Branch Documentation : SEC Registered Eligible Liabilities Terms : Waiver of right to set-off; no events of default; repurchase prior to maturity subject to regulatory approval if then required under applicable law; recognition of applicable resolution measures Resolution Measures : Holders of notes will be bound by and will be deemed to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the notes or the conversion of the notes into ordinary shares or other instruments of ownership. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, certain specifically defined senior unsecured debt instruments, including the notes, would rank junior to all other outstanding unsecured unsubordinated obligations of the Issuer and would be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. Please see “Resolution Measures and Deemed Agreement” below for more information. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement and prospectus. • Prospectus supplement dated August 20, 2018: https://www.sec.gov/Archives/edgar/data/1159508/000095010318009814/dp94665_424b2-prosupsd.htm • Prospectus dated August 20, 2018: https://www.sec.gov/Archives/edgar/data/1159508/000119312518252721/d567315d424b21.pdf

  Registration Statement No. 333-226421
Dated October 1, 2018; Rule 433
Page 2 Fixed Rate Eligible Liabilities Senior Notes due February 2021 Eligible Liabilities Senior Notes, Series D IMAGE OMITTED Terms and Conditions Monday, October 1, 2018 RESOLUTION MEASURES AND DEEMED AGREEMENT On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”), which was implemented into German law by the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or, as amended, the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union was transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the notes, you will be bound by and will be deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below. Under the relevant resolution laws and regulations as applicable to us from time to time, the notes may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment on the notes; (ii) convert the notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and issue to or confer on the holders (including the beneficial owners) such ordinary shares or instruments); and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the notes to another entity, the amendment, modification or variation of the terms and conditions of the notes or the cancellation of the notes. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our equity securities, assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding. Furthermore, by acquiring the notes, you: are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the notes to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Eligible Liabilities Senior Indenture dated April 19, 2017 among us, The Bank of New York Mellon, as trustee, and Deutsche Bank Trust Company Americas, as paying agent, authenticating agent, issuing agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or any of the indenture agents takes, or abstains from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes; and will be deemed to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the notes; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such notes to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the notes as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the notes. This is only a summary, for more information please see the accompanying prospectus dated August 20, 2018, including the risk factors beginning on page 19 of such prospectus. THE NOTES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG The notes are unsecured and unsubordinated senior non-preferred obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any interest payments to be made on the notes and the repayment of

  Registration Statement No. 333-226421
Dated October 1, 2018; Rule 433
Page 3 Fixed Rate Eligible Liabilities Senior Notes due February 2021 Eligible Liabilities Senior Notes, Series D IMAGE OMITTED Terms and Conditions Monday, October 1, 2018 principal at maturity depend on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes. On April 27, 2018, Moody's Investors Service changed its outlook on the Issuer’s A3 long-term deposit ratings and “preferred” senior unsecured debt ratings to negative. On May 9, 2018, DBRS, Inc. revised its “trend” on all long-term ratings of the Issuer to Negative from Stable. On May 31, 2018, S&P Global Ratings downgraded the Issuer’s long-term issuer credit rating from A- to BBB+, with a stable outlook. On June 21, 2018, Fitch Ratings revised the Issuer’s Outlook to Negative from Stable. On July 4, 2018, DBRS, Inc. placed the long-term senior debt ratings of the Issuer under review with negative implications. On July 27, 2018, DBRS, Inc. downgraded the rating of the Issuer’s existing senior debt that DBRS reclassified as “Senior Non-Preferred Debt” from A (low) to BBB (high) and introduced a new “Senior Debt” (or preferred) rating class, which it rated at the same level of A (low) as the previous senior debt rating, with DBRS’ trend for the Issuer remaining negative. On August 3, 2018, Moody's Investors Service changed its rating of the Issuer’s non-preferred senior unsecured debt (which Moody’s calls “junior senior unsecured debt”) from Baa2 to Baa3. Any future downgrade could materially affect Deutsche Bank AG’s funding costs and cause the trading price of the notes to decline significantly. Additionally, under many derivative contracts to which Deutsche Bank AG is a party, a downgrade could require it to post additional collateral, lead to terminations of contracts with accompanying payment obligations or give counterparties additional remedies. In the event Deutsche Bank AG were to default on its payment obligations or become subject to a Resolution Measure, you might not receive interest and principal payments owed to you under the terms of the notes and you could lose your entire investment. THE NOTES MAY BE WRITTEN DOWN, BE CONVERTED INTO ORDINARY SHARES OR OTHER INSTRUMENTS OF OWNERSHIP OR BECOME SUBJECT TO OTHER RESOLUTION MEASURES. YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF ANY SUCH MEASURE BECOMES APPLICABLE TO US Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the notes are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the notes; converting the notes into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital (and issuing to or conferring on the holders (including the beneficial owners) such ordinary shares or instruments); or applying any other resolution measure including, but not limited to, transferring the notes to another entity, amending, modifying or varying the terms and conditions of the notes or cancelling the notes. The competent resolution authority may apply Resolution Measures individually or in any combination. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then-applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool. By acquiring the notes, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the notes following the imposition of such Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the notes, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, it will be difficult to predict when, if at all, a Resolution Measure might become applicable to us in our individual case. Accordingly, secondary market trading in the notes may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. In addition, by your acquisition of the notes, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. IN A GERMAN INSOLVENCY PROCEEDING OR IN THE EVENT OF THE IMPOSITION OF RESOLUTION MEASURES WITH RESPECT TO US, CERTAIN SPECIFICALLY DEFINED SENIOR UNSECURED DEBT INSTRUMENTS, INCLUDING THE NOTES, WILL RANK JUNIOR TO ALL OF OUR OTHER OUTSTANDING SENIOR UNSECURED UNSUBORDINATED OBLIGATIONS, AND WILL BE SATISFIED ONLY IF ALL OF OUR OTHER SENIOR UNSECURED UNSUBORDINATED OBLIGATIONS HAVE BEEN PAID IN FULL. SUCH RANKING MIGHT RESULT IN HIGHER LOSSES BEING ALLOCATED TO THE NOTES THAN TO OUR OTHER OUTSTANDING UNSECURED UNSUBORDINATED OBLIGATIONS. German law provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured

  Registration Statement No. 333-226421
Dated October 1, 2018; Rule 433
Page 4 Fixed Rate Eligible Liabilities Senior Notes due February 2021 Eligible Liabilities Senior Notes, Series D IMAGE OMITTED Terms and Conditions Monday, October 1, 2018 unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to German law or are expressly exempted from such definition. Among those unsecured unsubordinated obligations that do not constitute debt instruments are instruments with an initial maturity of less than one year as well as senior unsecured instruments of indebtedness whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a customary fixed or floating reference interest rate and is settled by monetary payment. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to us, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “structured” debt securities, and which do not, referred to herein as the “non-structured” debt securities. We expect the notes offered herein to be classified as “non-structured” debt securities, but the competent regulatory authority or court may classify the notes differently. Beginning January 1, 2017, according to the German Banking Act, our non-structured senior unsecured debt instruments have become subordinated, by operation of law, to all of our other outstanding unsecured unsubordinated obligations, including debt instruments issued prior to January 1, 2017. We refer to the debt instruments subject to such subordination as “senior non-preferred” debt and the debt to which they are subordinated as “senior preferred” debt. To harmonize the ranking of unsecured debt instruments issued by banks in the European Union, a directive amending the Bank Recovery and Resolution Directive was published on December 27, 2017. The relevant changes were implemented into German law by amending Section 46f(5) to (9) of the German Banking Act. The German Banking Act in its form before the amendments of July 21, 2018, as described above, remains applicable to debt instruments issued prior to July 21, 2018. Accordingly, debt instruments constituting “senior non-preferred” debt prior to the changes continue to rank as senior non-preferred debt even if they do not contain an express reference to their lower ranking as required for issuances from and after July 21, 2018. Following the effectiveness of the changes to the German Banking Act on July 21, 2018, our structured senior debt securities continue to constitute “senior preferred” debt securities. In addition, we are now able to issue “non-structured” senior debt securities as “senior preferred” debt securities, ranking pari passu with our structured senior debt securities, which was not possible before the changes became effective. Such new senior preferred debt securities, whether “structured” or “non-structured,” rank pari passu with, among other obligations, debt instruments with an initial term of less than one year, derivatives and, generally, corporate deposits (unless they rank even more senior). Accordingly, (i) our non-structured senior debt securities that were issued before July 21, 2018 and subordinated by operation of law and (ii) our eligible liabilities senior debt securities (including the notes offered herein) that constitute our unsecured unsubordinated non-preferred obligations will rank junior to our structured senior debt securities issued before July 21, 2018 and our senior debt securities that were issued on or after July 21, 2018. If insolvency proceedings are opened against us or if Resolution Measures are imposed on us, our “senior non-preferred” debt instruments, including the non-structured senior debt securities issued before July 21, 2018 and the eligible liabilities senior debt securities (including the notes offered herein), would be written down or converted prior to our “senior preferred” debt securities, including the non-structured senior debt securities issued on or after July 21, 2018, the structured senior debt securities and the senior debt funding securities described in the accompanying prospectus. Consequently, higher losses could be allocated to our eligible liabilities senior notes (including the notes offered herein) than to our other outstanding unsecured unsubordinated obligations. You may lose some or all of your investment in the notes offered herein if insolvency proceedings are opened against us or a Resolution Measure becomes applicable to us. MiFID II Product Governance/Professional Investors and ECPs-only Target Market The target market for the notes is eligible counterparties and professional clients, each as defined in MiFID II (all distribution channels, with appropriateness check) having (1) at least informed knowledge and/or experience with financial products, (2) a mid-term investment horizon, (3) general capital formation/asset optimization as their investment objective, (4) no or only minor investment loss bearing capacity and (5) a medium risk tolerance.

  Registration Statement No. 333-226421
Dated October 1, 2018; Rule 433
Page 5 Fixed Rate Eligible Liabilities Senior Notes due February 2021 Eligible Liabilities Senior Notes, Series D IMAGE OMITTED Terms and Conditions Monday, October 1, 2018 Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-503-4611.